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                                                                    Exhibit 99.1

                                  SELLING PLAN

                                    RECITALS

         This selling plan effective as of November 7, 2003 ("Selling Plan") is entered into between Ralph Rubio, Trustee for the Ralph Rubio & Dione M. Rubio Trust U/A dated June 18, 1993 The Ralph & Dione Rubio Family Trust ("Seller") and Charles Schwab & Co., Inc. ("Broker") to establish a trading plan in accordance with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         Seller is establishing this Selling Plan to permit the orderly disposition of a portion of Seller's holdings of the common stock of Rubio's Restaurants, Inc. (the "Issuer").

         Seller desires to engage Broker to effect sales of shares of the Issuer's common stock ("Stock") in accordance with this Selling Plan and Broker desires to accept such engagement.

         Accordingly, Seller and Broker agree as follows:

                                    AGREEMENT

         1. Seller hereby appoints Broker to sell shares of Stock pursuant to this Selling Plan commencing on the date set forth in Section 2.3.1 and ending on the earliest to occur of:

                           (a) The date on which Broker receives notice from Seller or the Issuer to terminate sales pursuant to this Selling Plan because legal, contractual or regulatory restrictions applicable to Seller or Seller's affiliates, other than any restriction relating to Seller's awareness or alleged awareness of material, nonpublic information about the Issuer or its securities, would prevent Broker from selling Stock for Seller's account during the Selling Period (as defined below).

                           (b) The date on which Broker receives notice of the death of Seller.

                           (c) The date on which the Issuer or any other person publicly announces a tender or exchange offer with respect to the Stock or a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock is to be exchanged or converted into shares of another company.

                           (d) The date on which all of the Stock owned by Seller is converted into cash, whether as a result of sales by Broker, merger, acquisition or otherwise.

                           (e) The date on which Broker receives written instructions from Seller to terminate or modify this Selling Plan, so long as Seller is not then aware of material, non-public information.

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                           (f)      February 28, 2005.

                           (g) The date on which the aggregate number of shares of Stock sold pursuant to this Selling Plan reaches 40,000 shares.

         (the "Selling Period").

         2. During the Selling Period, Broker shall sell the Monthly Sale Amount (as defined below) for the account of Seller on each Monthly Sale Day (as defined below), subject to the restriction that Broker shall only sell shares of Stock pursuant to this Selling Plan at a limit price of $4.00 per share or better, before deducting Broker's reasonable and customary commissions and expenses incurred in connection with such sales (the "Minimum Sale Price").

                  2.1 A "Monthly Sale Day" shall be the first Trading Day (as defined below) of each month during the Selling Period.

                  2.2 A "Trading Day" is any day during the Selling Period that the Nasdaq National Market is open for regular market trading.

                  2.3 The "Monthly Sale Amount" for any Monthly Sale Day shall be the amount of Stock Broker shall sell on such Monthly Sale Day as determined in accordance with the following formula:

                           2.3.1    Broker shall sell 7,000 shares of Stock on
the Monthly Sale Day for each of March and April 2004, and 5,000 shares of Stock on the Monthly Sale Day for each of May and June 2004, and 2,000 shares of Stock on the Monthly Sale Day for each of the following months during the Selling Period commencing March 2004.

                  2.4 Subject to the Minimum Sale Price restriction set forth in this Section 2, Broker shall sell the Monthly Sale Amount on each Monthly Sale Day in accordance with its customary practices and under ordinary principles of best execution at the then-prevailing market price. Seller acknowledges and agrees that before or after the execution of the sale, the price of the Stock may, due to price fluctuations, be higher than the price at which the Stock was sold.

                  2.5 If, consistent with Broker's customary practices and ordinary principles of best execution or for any other reason (including, without limitation, the inability to sell because of the Minimum Sale Price restriction), Broker cannot sell the Monthly Sale Amount on any Monthly Sale Day, then the amount of such shortfall may be sold as soon as practicable on the immediately succeeding Trading Day and on each subsequent Trading Day as is necessary to sell such shortfall consistent with ordinary principles of best execution. The number of shares of Stock to be sold in connection with any such shortfall shall be accumulated and added to the monthly amounts set forth in this Section 2; provided, however that each order for sale shall be automatically cancelled if not executed within 60 days, and Broker shall extend this period beyond 60 days by re-entering the order every 60 days; provided, further, that if any such shortfall exists after the close of trading on the last Trading Day of the Selling Period, then Broker's authority to sell such shares for the account of Seller under this Selling Plan shall terminate upon the close of trading on such last Trading Day.

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                  2.6      The Monthly Sale Amount and the Minimum Sale Price
shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the Selling Period. Seller or the Issuer shall promptly deliver to Broker new stock certificates, as appropriate, reflecting such adjustments.

         3. Seller understands that Broker may not be able to effect a sale, in whole or in part, due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker, an insufficient number of shares of Stock being in the Seller's Plan Account (as defined in Section 5 below) or a pending sale under this Selling Plan causing Seller to exceed the volume limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). If any sale cannot be executed as required by Section 2 due to a market disruption, a legal, regulatory or contractual restriction applicable to Broker, or any other such event, Broker shall effect such sale as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event; provided, however that each order for sale shall be automatically cancelled if not executed within 60 days, and Broker shall extend this period beyond 60 days by re-entering the order every 60 days; provided, further, that if any such shortfall exists after the close of trading on the last Trading Day of the Selling Period, then Broker's authority to sell such shares for the account of Seller under this Selling Plan shall terminate upon the close of trading on such last Trading Day.

         4. Broker shall not sell Stock under this Selling Plan at any time when:

                           (a)      Broker has received notice from the Issuer
or Seller of the occurrence of any event contemplated by Section 18 below.

                           (b)      Broker has received notice from the Issuer
that, based on the advice of Issuer's counsel given in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, sales under this Selling Plan should be suspended until further notice.

                           (c)      Broker has received notice from Seller to
terminate this Selling Plan in accordance with Section 1 above.

         5. Broker acknowledges receipt of at least 40,000 shares of Stock, which are to be sold pursuant to this Selling Plan, and all of which are held in account no. 8768-5718 at Broker in the name of, and for the benefit of, Seller (the "Plan Account").

         6. Broker shall withdraw Stock from the Plan Account to effect sales of Stock under this Selling Plan. Broker shall notify Seller promptly if at any time during the Selling Period the number of shares of Stock in the Plan Account is less than the number of shares of Stock to be sold. Broker shall in no event effect any sale under this Selling Plan if the Stock to be sold is not in the Plan Account and Broker shall not be liable for any claim, loss, damage or expense (including, but not limited to, attorneys' fees) arising out of the non-occurrence of any sale because of such shortage.

         7. To the extent that any Stock remains in the Plan Account after the end of the Selling Period or upon termination of this Selling Plan, Broker agrees to return such Stock promptly to the Issuer's transfer agent. Seller acknowledges and agrees that any such Stock

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returned by Broker will be re-legended to the extent that such Stock would then be subject to transfer restrictions in the hands of Seller.

         8. Broker shall deliver proceeds from each sale of Stock effected under this Selling Plan to Seller's Plan Account less Broker's reasonable and customary commissions and expenses incurred in connection with such sales; provided that any commission under this Selling Plan shall not exceed $0.05 per share of Stock sold.

         9. Broker will notify Seller of all transactions pursuant to customary trade confirmations.

         10. Broker may sell Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.

         11. Broker agrees not to seek advice from Seller with respect to the manner in which it effects sales under this Selling Plan.

         12. Broker agrees to conduct all sales pursuant to this Selling Plan in accordance with the manner of sale requirement of Rule 144 of the Securities Act and in no event shall Broker effect any sale if such sale would exceed the then applicable amount limitation under Rule 144. Broker will be responsible for completing and filing on behalf of Seller the required Form 144 filing at the beginning of each three-month period commencing on the first Monthly Sale Day.

         13. Broker shall complete and file all Forms 144 on behalf of Seller as required by applicable law and shall ensure that each such Form 144 shall state in the "Remarks" section that the sales thereunder are being made pursuant to a previously adopted plan intended to comply with Rule 10b5-1(c), shall include the date Seller adopted this Selling Plan, shall indicate that the representation regarding Seller's knowledge of material information speaks as of the adoption date of this Selling Plan and, if notified by the Issuer, Seller or any persons acting on behalf of either of them, shall include any other information required by applicable law.

         14. As of the date hereof, Seller is not aware of any material, nonpublic information concerning the Issuer or its securities. Seller is entering into this Selling Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

         15. The securities to be sold under this Selling Plan are owned free and clear by Seller and are not subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any other limitation on disposition, other than those which may have been entered into between Seller and Broker or imposed by Rules 144 or 145 under the Securities Act. Seller represents and warrants that the Stock to be sold pursuant to this Selling Plan is currently eligible for sale under Rule 144 or 145.

         16. While this Selling Plan is in effect, Seller agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Selling Plan (including, without limitation, with respect to any securities convertible or exchangeable into the Stock).

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         17.      Seller agrees that Seller shall not, directly or indirectly, communicate any material, nonpublic information relating to the Stock or the Issuer to any employee of Broker or its affiliates who is involved, directly or indirectly, in executing this Selling Plan at any time while this Selling Plan is in effect.

         18. Seller agrees to notify Broker by telephone at the number set forth in this Section 18 as soon as practicable if Seller becomes aware of the occurrence of a legal, contractual or regulatory restriction that is applicable to Seller or Seller's affiliates, including without limitation, any restriction related to a merger or acquisition or a stock offering requiring an affiliate lock-up, that would prohibit any sale pursuant to this Selling Plan, other than any such restriction relating to Seller's awareness or alleged awareness of material, nonpublic information about the Issuer or its securities (each, a "Restriction" and collectively, "Restrictions"). Such notice shall be made to Mr. Robert Stahl as set forth in Section 26(b) below and shall indicate the anticipated duration of the Restriction, but shall not include any other information about the nature of the Restriction or its applicability to Seller and shall not in any way communicate any material, nonpublic information about the Issuer or its securities to Broker. In the case of any Restrictions, Seller and Broker shall cooperate to amend or otherwise revise this Selling Plan to take account of such Restrictions; provided that neither party shall be obligated to take any action that would be inconsistent with the requirements of Rule 10b5-1.

         19. Seller agrees to make all filings required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller, and to comply with all applicable laws in connection with the performance of this Selling Plan.

         20. Seller agrees not to take, and agrees to cause any person or entity with which Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 not to take, any action that would cause the sales under this Selling Plan not to meet all applicable requirements of Rule 144. In the event that Seller wishes to enter into another selling program, individual transactions under Rule 144 or any other transactions subject to the aggregation rules set out in the immediately preceding sentence, Seller will provide Broker with notice no less than 4 business days prior to such transaction or entering into an agreement for such transaction and Seller will provide notice of any such transaction during the 3 months preceding the first Monthly Sale Day.

         21. Seller agrees to execute and deliver to Broker Forms 144 for sales to be effected under this Selling Plan at such times and in such numbers as Broker shall request, which Broker will file on behalf of Seller as required by applicable law. Seller understands and agrees that Broker shall make one Form 144 filing at the beginning of each three-month period commencing on the first Monthly Sale Day.

         22. Seller hereby grants Broker a power of attorney to complete and/or file on behalf of Seller any required Forms 144.

         23. Seller acknowledges and agrees that Seller does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of Stock pursuant to this Selling Plan.

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         24.      Seller represents and warrants that Seller currently is able to sell shares of Stock in accordance with the Issuer's insider trading policies and that this Selling Plan has been approved by the Issuer and complies with all requirements of the Issuer's insider trading policies.

         25. Seller and Broker acknowledge and agree that this Selling Plan is a "securities contract," as such term is defined in Section 741(7) of Title 11 of the United States Code (the "Bankruptcy Code"), entitled to all of the protections given such contracts under the Bankruptcy Code.

         26.      Notice shall be given to the parties as follows:

                        (a) If to Seller:

                          Ralph Rubio, Trustee for the Ralph Rubio & Dione M. Rubio Trust U/A dated June 18, 1993 The Ralph & Dione Rubio Family Trust
                          1115 Los Caballitos
                          Del Mar, CA 92014
                          Phone:  (858) 755-4567
                          Fax:  (858) 793-1016

                        (b) If to Broker:

                          Charles Schwab and Co., Inc.
                          101 Montgomery Street, MS:  SF120KNY-2-204
                          San Francisco, CA 94104
                          Attention:  Robert Stahl
                          Phone:  (415) 636-3291
                          Fax:  (415) 636-3972

         27. This Selling Plan contemplated hereby constitutes the entire agreement between Seller and Broker with respect to this Selling Plan and supercedes any prior arrangements or understandings with regard to this Selling Plan.

         28. If any provision of this Selling Plan is held to be unenforceable under applicable law, such provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law. All other provisions of this Selling Plan will continue and remain in full force and effect. It is the intent of the parties that this Selling Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Selling Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c). Notwithstanding anything to the contrary in this Section 28, if either Seller or Broker determines, in its sole discretion, that any such modification or rescission is unacceptable, either party may terminate this Selling Plan upon 4 business days prior notice.

         29. This Selling Plan shall be governed by and construed under the laws of the state of California as applied to agreements between California residents entered into and to be performed entirely within California and may be modified or amended only by a writing signed by Seller and Broker.

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         IN WITNESS WHEREOF, the undersigned have signed this Selling Plan as of the date first written above. This Selling Plan may be signed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                  SELLER:

                                  ____________________________________________
                                  Ralph Rubio,
                                  Trustee for the Ralph Rubio & Dione M. Rubio
                                  Trust U/A dated June 18, 1993 The Ralph &
                                  Dione Rubio Family Trust

                                  BROKER:

                                  Charles Schwab & Co., Inc.

                                  By:_________________________________
                                  (Duly Authorized Signatory)

                                  Print Name:__________________________

                                  Title/Position:_______________________

                        [SIGNATURE PAGE TO SELLING PLAN]